Exhibit 10.1

PREFERRED STOCK REPURCHASE AGREEMENT

This Preferred Stock Repurchase Agreement (this “Agreement”) dated as of November 26, 2019, among Meso Numismatics Inc. (“MESO” or the “Company”) on the one hand and E-Network de Costa Rica S.A. and S&M Chuah Enterprises Ltd. on the other hand (each a “Preferred Stockholder” and collectively, the “Preferred Stockholders”).

WHEREAS, the Preferred Stockholders collectively own 1,000,000 shares (the “Preferred Shares”) of Series AA Super Voting Preferred Stock, par value $0.001 per share, of the Company (the “Series AA Preferred Stock”);

WHEREAS, the Preferred Stockholders desire to sell to the Company the Preferred Shares and the Company desires to repurchase the Preferred Shares; and

WHEREAS, on or about the date hereof, the Company is entering into that Assignment and Assumption Agreement by and among the Company, Lans Holdings Inc. and Global Stem Cells Group Inc. (the “Assignment”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, the parties hereby agree as follows:

1.	Sale and Repurchase of the Shares. Subject to the terms of this Agreement, at the Repurchase Closing (as defined below), the Company shall repurchase and acquire from the Preferred Stockholders, and each of the Preferred Stockholders shall sell, assign, deliver and convey to the Company (the “Repurchase”), the Preferred Shares listed next to such Preferred Stockholder’s name on Annex A to this Agreement for an aggregate total purchase price equal to $160,000 (the “Repurchase Payment”), half of which shall be paid to each of the Preferred Stockholders, in tranches (“Repurchase Payment Tranches”) according to the schedule set forth in Annex B attached hereto (“Repurchase Payment Schedule”).

2.	Escrow Agent. The Parties agree that for the purposes of this Agreement, MESO shall designate a party to act as escrow agent (“Escrow Agent’) for the duration of this Agreement.

3.	Deliveries Within Thirty Days of Execution. Within 30 days following the execution of this Agreement or as soon as practicable thereafter, the parties hereto agree to deliver the following to the Escrow Agent to be placed in escrow pursuant to the terms of an escrow agreement. which shall be consistent with the terms of this Agreement (“Escrow Agreement”):

(a)	Deliveries of each Preferred Stockholder:

i. Each Preferred Stockholder shall deliver or cause to be delivered to the Escrow Agent (a) a duly endorsed share certificate for the Preferred Shares (’Share Certificate”); (b) A duly executed assignment separate from certificate, in the form attached hereto as Annex C (the “Stock Assignment”); (c) this Agreement duly executed transferring the Preferred Shares free and clear of any lien, security interest or other encumbrance; and (d) an executed Escrow Agreement (collectively “Stockholder Deliveries”).

(b)	Deliveries of MESO:

i. MESO shall deliver or cause to be delivered to the Escrow Agent (a) two copies of this Agreement, each duly executed; and (b) two copies of the Escrow Agreement, each duly executed (collectively “MESO Deliveries”).

(Stockholder Deliveries and MESO Deliveries collectively “Escrow Property”).

4.	Deliveries During Escrow. For the Duration of this Agreement, the parties hereto agree that MESO shall deposit the Repurchase Payment Tranches pursuant to the Repurchase Payment Schedule, with the Escrow Agent. Such Repurchase Payment Tranches shall be wired by the Escrow Agent to each of the Preferred Stockholders pursuant to the terms of the Escrow Agreement.

5.	Default in Payment. The parties hereto agree that MESO shall have a 30-day grace period to remedy any default or late payment of any of the Repurchase Payment tranches to be made pursuant to the Repurchase Payment Schedule (individually “Grace Period” and collectively “Grace Periods”). Notwithstanding the Grace Periods, the Repurchase Completion shall occur no later than the Global Closing (as defined in Section 7 herein below).

6.	Escrow. Pursuant to the terms of this Agreement and as shall be reflected in the Escrow Agreement, the parties hereto agree that the Escrow Property shall remain in escrow for the duration of this Agreement and shall only be released from escrow upon the occurrence of one of the following (“Escrow Release”):

(a)	Upon the Escrow Agent receiving the Final Repurchase Payment Tranche from MESO defined in and pursuant to the Repurchase Payment Schedule, the Escrow Agent shall release the Preferred Stockholder Deliveries to MESO, and MESO Deliveries and the applicable portion of the Final Repurchase Payment Tranche to each of the Preferred Stockholders (“Repurchase Completion”); or

(b)	Upon joint mutual written notice by MESO and each of the Preferred Stockholders of the termination of this Agreement to the Escrow Agent with Escrow Release instructions.

7.	Repurchase Closing. The Closing of the Repurchase (the “Repurchase Closing”) shall occur concomitantly with the Repurchase Completion upon the Escrow Release pursuant to Section 6(a) herein above, which Repurchase Completion shall occur pursuant to the Repurchase Payment Schedule and in any event no later than the full consummation and closing of the transaction between MESO and Global Stem Cells Group Inc. (“Global Closing”).

8.	Termination. This Agreement shall terminate following the Escrow Release pursuant to Section 6(a) or 6(b) above.

9.	Representations and Warranties of each of the Preferred Stockholders. In accordance with the terms and conditions set forth in this Agreement, each of the Preferred Stockholders hereby warrants that from the execution of this Agreement and for the duration of this Agreement:

(a)	Each of the Preferred Stockholders is the sole, legal and beneficial owner of the Preferred Shares;

(b)	The Preferred Shares are validly issued, fully paid and nonassessable;

(c)	Each of the Preferred Stockholders certifies that the Preferred Shares are and, shall, for the duration of this Agreement, remain free and clear of any lien, security interest or other encumbrance, other than under this Agreement;

(d)	Each of the Preferred Stockholders is an insider of MESO and shall have filed all requisite forms to that effect;

(e)	Each of the Preferred Stockholders has all requisite power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by each of the Preferred Stockholders and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(f)	Each of the Preferred Stockholders has not and will not at any time:

I.	Enter into any agreement which conflicts in any way with this Agreement;

II.	Prevent in any way, any of the Preferred Shares from being escrowed pursuant to the Escrow Agreement;

III.	Undertake or permit activities which will interfere with, diminish or compete with MESO’s rights under this Agreement and/or the Escrow Agreement including but not limited to attempt to sell, assign, pledge, dispose of or encumber any of the Preferred Shares at any time from the execution of this Agreement;

(g)	There are no claims, litigation or other proceedings pending or threatened which could impair, limit, diminish or infringe upon MESO’s repurchase of the Preferred Shares; and

(h)	The representations and warranties and statements of fact made by each of the Preferred Stockholders in this Agreement are, as applicable, accurate, correct, and complete and do not contain any untrue statements and information contained herein not false or misleading.

10.	Representation and Covenants of MESO. MESO hereby represents and covenants to each of the Preferred Stockholders that:

(a)	It has all requisite authority to execute and deliver this Agreement and any other document contemplated by this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)	For the duration of this Agreement, each of the Preferred Stockholders shall maintain the right to vote the Preferred Shares or any portion thereof held by each of the Preferred Stockholders, in any matters brought before and requiring a Stockholders vote.

11.	Assignments, Successors and No-Third Party Rights. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors of the parties hereto. This Agreement is not assignable. Nothing expressed or referred to in this Agreement will be construed to give any party other than the parties hereto to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.	Tax Consequences. Each party hereto acknowledges and agrees that it has considered and has seeked counsel regarding all taxation implications related to this Agreement and shall abide by all applicable law in this regard.

13.	Release. Release. Effective as of the Repurchase Closing with respect to the Preferred Shares, each Preferred Stockholder, on behalf of itself and its successors, assigns, representatives and any other person or entity claiming by, through, or under any of the foregoing, hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Company and its affiliates and representatives from any and all claims, demands, damages, judgments, causes of action, liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising out of or relating to each such Preferred Stockholder’s ownership of the Preferred Shares. Each Preferred Stockholder hereby agrees that any agreement pursuant to which such Preferred Stockholder obtained the Preferred Shares shall, effective as of the Repurchase Closing, be terminated in their entirety and no party thereto shall have any further rights, duties, liabilities or obligations in connection therewith or arising thereunder.

14.	Miscellaneous.

(a)	All of the terms and provisions of this Agreement will be binding upon MESO, each of the Preferred Stockholders and their respective successors.

(b)	This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties hereto. This Agreement may be amended only by a writing executed by each of the parties hereto on the subject matter hereof.

(c)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of law.

(d)	Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered, sent by facsimile, or by established overnight courier to the addresses first stated above.

(e)	This Agreement may not be amended except by instrument in writing signed by each of the parties hereto.

(f)	Each party hereto shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

(g)	If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(h)	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile or electronic signatures of the undersigned Parties will have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MESO NUMISMATICS INC.

/s/: Melvin Pereira
BY: Melvin Pereira

E-NETWORK DE COSTA RICA S.A.

/s/: Melvin Pereira
BY: Melvin Pereira

S & M CHUAH ENTERPRISES LTD.

/s/: Ken Chua
BY: Ken Chua

ANNEX A

PREFFERED STOCKHOLDER	NUMBER OF SERIES AA SHARES HELD
E-Network de Costa Rica S.A.	500,000 Series AA Preferred Stock
S&M Chuah Enterprises Ltd.	500,000 Series AA Preferred Stock

ANNEX B

Repurchase Payment Tranches	Repurchase Payment Tranche payable to each Preferred Stockholder	Repurchase Payment Tranche Deadline
First Repurchase Payment Tranche	$13,333	Within 30 calendar days of the signing of this Agreement and in any event no earlier than the execution of the Escrow Agreement
Second Repurchase Payment Tranche	$13,333	Within 30 calendar days of the First Repurchase Tranche
Third Repurchase Payment Tranche	$13,333	Within 30 calendar days of the Second Repurchase Tranche
Fourth Repurchase Payment Tranche	$13,333	Within 30 calendar days of the Third Repurchase Tranche
Fifth Repurchase Payment Tranche	$13,333	Within 30 calendar days of the Fourth Repurchase Tranche
Final Repurchase Payment Tranche	$13,335	Within 30 calendar days of the Fifth Repurchase Tranche

ANNEX C

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, Preferred Stockholder, hereby sells, assigns and transfers unto Meso Numismatics Inc. (“MESO”) 500,000 shares of MESO’s Series AA Super Voting Preferred Stock held in such Preferred Stockholder’s name on the books of MESO and represented by Certificate Number  _____ herewith and does hereby irrevocably constitute and appoint___________, the Preferred Stockholder’s attorney-in-fact, to transfer such stock on the books of MESO with full power of substitution in the premises.

Dated:___________________

PREFERRED STOCKHOLDER

By:
Name:

This Assignment Separate from Certificate was executed pursuant to the terms of the Preferred Stock Repurchase Agreement by and between MESO and the Preferred Stockholder dated_________.